Exhibit 99.1

             American Spectrum Realty Reports Third Quarter Results

                    Rental Revenue Increased 35% for Quarter

                 Business Editors/Building/Construction Writers

    HOUSTON--(BUSINESS WIRE)--Nov. 2, 2006--American Spectrum Realty, Inc. ("the Company") (AMEX:AQQ), a real estate investment and management company located in Houston, Texas, announced today its results for the third quarter of 2006.

    Rental revenue increased $1.8 million, or 35.3%, for the three months ended September 30, 2006 in comparison to the three months ended September 30, 2005. This increase was attributable to revenue generated from four office properties acquired during the first quarter of 2006 and three office properties acquired during the second quarter of 2006. All of the acquired properties are located in Texas, one of the Company's core-markets. Revenues from properties owned for the full three months ended September 30, 2006 and September 30, 2005 remained relatively unchanged during the period. The weighted average occupancy of properties held for investment increased from 87% at September 30, 2005 to 89% at September 30, 2006. Rental revenue from the acquired properties was included in the Company's results since their respective dates of acquisition.

    Net loss from continuing operations for the three months ended September 30, 2006 was $1.5 million compared to a net loss of $2.2 million for the three months ended September 30, 2005. The net loss recorded during the three months ended September 30, 2006 included a deferred income tax benefit of $1.0 million. Due to the uncertainty whether the Company would elect REIT status and due to the uncertainly of gains and losses that would be recognized on property sales, no tax provision was recorded during the interim period in the prior year. In 2006, the Company determined that it would not elect to be treated as a real estate investment trust ("REIT"), as defined under the Internal Revenue Code of 1986, as amended, and, with approval of its stockholders, amended its charter to eliminate certain stock ownership restrictions. The effect of this amendment was to preclude the Company from making a REIT election.

    Net loss for the quarter ended September 30, 2006 was $1.5 million, or $1.10 per share, compared to a net loss of $1.3 million, or $0.92 per share, for the third quarter of 2005. The net loss for the three months ended September 30, 2005 included income from discontinued operations of $.9 million. The Company had no income or losses from discontinued operations for the three months ended September 30, 2006.

    Net income for the nine months ended September 30, 2006 was $8.9 million, or $6.37 per share, compared with a net loss of $3.8 million, or $2.58 per share, for the nine months ended September 30, 2005. The net income generated for the nine months ended September 30, 2006 included income from discontinued operations of $12.2 million and a deferred income tax benefit from continuing operations of $2.2 million. The net loss for the nine months ended September 30, 2005 included income from discontinued operations of $2.1 million. As mentioned above, due to the uncertainty whether the Company would elect REIT status and due to the uncertainly of gains and losses that would be recognized on property sales, no tax provision was recorded during the nine months ended September 30, 2005.

    American Spectrum Realty, Inc. is a real estate investment and management company that owns 26 office, industrial and retail properties aggregating approximately 2.1 million square feet in California, Texas, Arizona, South Carolina and the Midwest. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty's business plan focuses on expansion of office and industrial property investments in California, Texas and Arizona.

    Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company's past and current filings with the U.S. Securities and Exchange Commission.

    - Financial Tables Follow -



                    AMERICAN SPECTRUM REALTY, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
           (Dollars in thousands, except per share amounts)
                             (Unaudited)

                         Three Months Ended       Nine Months Ended
                            September 30,           September 30,
                        ----------------------  ----------------------
                          2006        2005        2006        2005
                        ----------  ----------  ----------  ----------
REVENUES:
Rental revenue         $    6,832  $    5,051  $   18,549  $   14,928
Interest and other
 income                        26          80         174         337
                        ----------  ----------  ----------  ----------
     Total revenues         6,858       5,131      18,723      15,265
                        ----------  ----------  ----------  ----------

EXPENSES:
Property operating
 expense                    3,294       2,439       8,644       6,442
General and
 administrative               806         901       2,730       2,745
Depreciation and
 amortization               2,871       2,132       8,098       6,242
Interest expense            2,657       2,209       7,211       6,640
                        ----------  ----------  ----------  ----------
     Total expenses         9,628       7,681      26,683      22,069
                        ----------  ----------  ----------  ----------

OTHER INCOME:
Gain on extinguishment
 of debt                        -           -       1,849           -
                        ----------  ----------  ----------  ----------
     Total other income         -           -       1,849           -
                        ----------  ----------  ----------  ----------

Net loss from
 continuing operations
 before deferred income
 tax benefit and
 minority interest         (2,770)     (2,550)     (6,111)     (6,804)

Deferred income tax
 benefit                    1,019           -       2,237           -
                        ----------  ----------  ----------  ----------

Net loss from
 continuing operations
 before minority
 interest                  (1,751)     (2,550)     (3,874)     (6,804)

Minority interest
 (share from continuing
 operations)                  234         328         517         863
                        ----------  ----------  ----------  ----------

Net loss from
 continuing operations     (1,517)     (2,222)     (3,357)     (5,941)

Discontinued
 operations:
  Loss from
   discontinued
   operations                   -        (515)        (65)     (1,551)
  Gain on sale of
   discontinued
   operations                   -       1,535      22,349       3,995
  Deferred income tax
   expense                      -           -      (8,196)          -
  Minority interest             -        (131)     (1,875)       (308)
                        ----------  ----------  ----------  ----------
     Income from
      discontinued
      operations                -         889      12,213       2,136
                        ----------  ----------  ----------  ----------

     Net (loss) income $   (1,517) $   (1,333) $    8,856  $   (3,805)
                        ==========  ==========  ==========  ==========

Basic and diluted per
 share data:
     Net loss from
      continuing
      operations       $    (1.10) $    (1.54) $    (2.41) $    (4.03)
     Income from
      discontinued
      operations                -        0.62        8.78        1.45
                        ----------  ----------  ----------  ----------
     Net (loss) income $    (1.10) $    (0.92) $     6.37  $    (2.58)
                        ==========  ==========  ==========  ==========

Basic weighted average
 shares used            1,383,404   1,441,866   1,388,660   1,472,549




                                            September 30, December 31,
                                                2006          2005
                                            ------------- ------------

Real estate held for investment, net of
 accumulated depreciation                  $     173,638 $    126,711
Cash                                                 882          300
Total assets                                     190,643      169,185
Notes payable, net of premiums                   153,197      114,543
Total liabilities                                166,562      155,035
Total stockholders' equity                        17,628        9,014

    CONTACT: American Spectrum Realty, Inc., Houston
             William J. Carden, Chairman, President and CEO
             713-706-6200